Exhibit 99.1

Sonida Senior Living Announces Two New Hires to Strengthen its

Finance and Accounting Team

DALLAS, May 4, 2022 – Sonida Senior Living, Inc. (The “Company” or “Sonida Senior Living”) (NYSE: SNDA), one of the nation’s leading senior living companies, adds two more team members to its accounting and finance function. Howard Garfield, CPA, and Debbie Milligan, CPA, have been appointed as Chief Accounting Officer and Director of Financial Reporting, respectively. They started, along with the Company’s new Chief Financial Officer Kevin Detz, on May 1, 2022.

Most recently, Mr. Garfield was Senior Vice President, Finance, Treasurer and Chief Accounting Officer for CorePoint Lodging Inc., a publicly traded real estate investment trust (REIT) with a geographically diverse portfolio where he improved gross margins and reduced administrative costs by developing a high-performing accounting team, transforming insurance and property tax programs, and executing various capital market, tax and financing strategies to provide cost effective supplemental capital sources.

Prior to that, Mr. Garfield served as the Chief Financial Officer and Chief Accounting Officer for Monogram Residential Trust for nearly a decade. He brings to Sonida a breadth and depth of public accounting, corporate finance and real estate experience.

Ms. Milligan also hails from CorePoint Lodging, Inc. where she was the Senior Director of Financial Reporting, responsible for all SEC financial reporting. She led cross-functional teams on several initiatives to streamline financial processes and improve the company’s reporting function. Her knowledge of GAAP accounting, SEC guidance and Sarbanes-Oxley compliance will be an asset to the Sonida team.

“Since the close of our strategic capital raise in November, Sonida has focused on enhancing its team, processes, and systems. Howard and Debbie bring a wealth of accounting and corporate finance acumen to Sonida and fill crucial roles as we execute on this objective. Along with CFO Kevin Detz, they immediately deepen the expertise of our organization and support the Company’s strategic growth,” said Kimberly S. Lody, President and CEO.

About the Company

Dallas-based Sonida Senior Living is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 77 communities that are home to nearly 7,000 residents across 18 states providing comfortable, safe, affordable communities where residents can form friendships, enjoy new experiences and receive personalized care from dedicated team members who treat them like family.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

For more information, contact: Kimberly Lody (972) 308-8323, klody@sonidaliving.com